Exhibit 99.1

ARKO Corp. Reports Second Quarter 2023 Results

Strong Quarter Led by Higher Merchandise Contribution and Acquisitions

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the quarter ended June 30, 2023.

Second Quarter 2023 Key Highlights1

•
Net income for the quarter was $14.5 million, compared to $31.8 million in the prior year quarter, primarily due to an approximately $15 million increase in depreciation and amortization expenses in connection with recent acquisitions, and favorable fair-value adjustments in the prior year quarter.
•
Adjusted EBITDA for the quarter was $86.2 million, an increase of $7.2 million, as compared to $79.0 million in the prior year quarter.
•
Same store merchandise sales excluding cigarettes increased 3.8% for the quarter compared to the prior year period; same store merchandise sales increased 0.7% for the quarter compared to the prior year period.
•
Merchandise gross profit contribution grew by $6.5 million for the quarter, or 5.0%, on a same store basis, as compared to the prior year period.
•
Merchandise margin continued to increase by 150 basis points to 31.9% for the quarter compared to 30.4% in the prior year period.
•
Total retail gallons increased 15.9% in Q2 2023 compared to Q2 2022, while volumes on a same store basis declined 2.6%.

Other Key Highlights

•
On June 6, 2023, closed the acquisition of the retail, wholesale and fleet fueling assets of WTG Fuels Holdings, LLC (“WTG”), the owner of Uncle’s Convenience Stores and GASCARD fleet fueling operations (the “WTG Acquisition”).
•
Currently available financing of more than $2 billion, including cash, lines of credit and Oak Street agreement.
o
Renewal and increase of GPMP credit line to $800 million, extending maturity to 2028.
o
Amended and extended the program agreement with Oak Street, a division of Blue Owl Capital (“Oak Street”), with capacity of up to $1.5 billion (in addition to the funding for the WTG Acquisition).
•
Ended quarter with 1.48 million total enrolled fas REWARDS® members, representing a 10.5% increase in enrolled marketable members since the first quarter of 2023.

•
On June 30, 2023, introduced a new Pride location in South Windsor, Connecticut, boasting almost 5,000 square feet, indoor and outdoor seating, and a drive through for even more convenience.
•
Named for the second consecutive year to the 2023 Fortune 500 list, ranking 460th, moving up 38 places from 2022.
•
ARKO Corp.’s Board of Directors increased the Company’s authorized share repurchase program from $50 million to $100 million.
•
ARKO Corp.’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock to be paid on September 1, 2023, to stockholders of record as of August 15, 2023.

“I am very proud of the results and performance that the employees of our company were able to achieve this quarter,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “The team’s key focus is to improve our core convenience store operations through targeted initiatives, like increasing assortment and merchandising mix to give our customers the options and convenience they seek. We always strive to provide the best service and store experience for our customers. We are very pleased with the pace of integration and early results of recent acquisitions. ARKO’s results this quarter demonstrate that our organic initiatives and core M&A and integration capabilities help create long-term stockholder value.”

1 See Use of Non-GAAP Measures below.

Second Quarter 2023 Segment Highlights

Retail

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Fuel gallons sold	293,584	253,243	542,490	492,801
Same store fuel gallons sold decrease (%) [1]	(2.6%)	(10.6%)	(4.2%)	(7.1%)
Fuel margin, cents per gallon [2]	39.7	41.3	37.7	39.4
Merchandise revenue	$484,561	$431,751	$884,849	$798,736
Same store merchandise sales increase (decrease) (%) [1]	0.7%	(2.7%)	2.1%	(3.1%)
Same store merchandise sales excluding cigarettes increase (%) [1]	3.8%	1.4%	5.6%	0.8%
Merchandise contribution [3]	$154,658	$131,364	$277,623	$239,556
Merchandise margin [4]	31.9%	30.4%	31.4%	30.0%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

The table below shows financial information and certain key metrics of recent acquisitions in the Retail Segment that do not have comparable information for the prior periods.

	For the Three Months Ended June 30, 2023				For the Six Months Ended June 30, 2023
	Pride [1]	TEG [2]	Uncle's (WTG) [3]	Total	Pride	TEG	Uncle's (WTG) [3]	Total
	(in thousands)
Date of Acquisition:	Dec 6, 2022	Mar 1, 2023	Jun 6, 2023		Dec 6, 2022	Mar 1, 2023	Jun 6, 2023
Revenues:
Fuel revenue	$71,388	$99,128	$6,098	$176,614	$139,425	$131,202	$6,098	$276,725
Merchandise revenue	15,629	39,381	2,846	57,856	29,143	52,324	2,846	84,313
Other revenues, net	1,397	1,322	54	2,773	2,784	1,731	54	4,569
Total revenues	88,414	139,831	8,998	237,243	171,352	185,257	8,998	365,607
Operating expenses:
Fuel costs	64,335	90,832	5,020	160,187	125,299	120,617	5,020	250,936
Merchandise costs	10,185	27,189	1,927	39,301	19,383	36,126	1,927	57,436
Store operating expenses	10,495	18,064	1,225	29,784	20,030	23,576	1,225	44,831
Total operating expenses	85,015	136,085	8,172	229,272	164,712	180,319	8,172	353,203
Operating income	$3,399	$3,746	$826	$7,971	$6,640	$4,938	$826	$12,404
Fuel gallons sold	19,387	30,165	1,714	51,266	37,278	40,057	1,714	79,049
Merchandise contribution [4]	5,444	12,192	919	18,555	9,760	16,198	919	26,877
Merchandise margin [5]	34.8%	31.0%	32.3%		33.5%	31.0%	32.3%

[1] Acquisition of Pride Convenience Holdings, LLC ("Pride")

[2] Acquisition from Transit Energy Group and affiliates ("TEG"); includes only the retail stores acquired in the TEG acquisition.

[3] Includes only the retail stores acquired in the WTG acquisition.

[4] Calculated as merchandise revenue less merchandise costs.

[5] Calculated as merchandise contribution divided by merchandise revenue.

For the second quarter, retail fuel profitability (excluding intercompany charges by the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $11.9 million to $116.6 million compared to the prior year period, with resilient fuel margin capture of 39.7 cents per gallon, which decreased 1.6 cents per gallon for the second quarter of 2023 compared to the prior year period. Same store fuel profit was $97.5 million (excluding intercompany charges by GPMP), compared to $102.7 million for the prior year quarter. This decrease in same store fuel profit was fully offset by approximately $19.0 million incremental fuel profit from recent acquisitions.

Same store merchandise sales excluding cigarettes increased 3.8% for the quarter compared to the second quarter of 2022. Same store merchandise sales increased 0.7% compared to the prior year period, primarily due to higher revenue from the Company’s six core destination categories (packaged beverages, candy, salty snacks, packaged sweet snacks, alternative snacks and beer), other tobacco products and franchises as a result of marketing initiatives, including expanded category assortments, new franchise food offerings and investments in coolers and freezers, which was partially offset by lower revenue from cigarettes. Total merchandise contribution for the quarter increased $23.3 million, or 17.7%, compared to the second quarter of 2022, with merchandise margin increasing 150 basis points, to 31.9% from 30.4% in the second quarter of 2022, primarily due to higher contribution from the Company’s six core destination categories and franchises. The increase in merchandise contribution was due to $18.6 million from recent acquisitions, and an increase at same stores of $6.5 million.

Wholesale

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Fuel gallons sold – fuel supply locations	213,136	193,164	395,563	374,105
Fuel gallons sold – consignment agent locations	44,534	37,996	82,496	73,993
Fuel margin, cents per gallon[1] – fuel supply locations	5.9	7.2	6.0	7.1
Fuel margin, cents per gallon[1] – consignment agent locations	25.3	32.3	25.8	30.7

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of recent acquisitions in the Wholesale Segment that do not have comparable information for the prior periods.

	For the Three Months Ended June 30, 2023				For the Six Months Ended June 30, 2023
	Quarles [1]	TEG [2]	WTG [3]	Total	Quarles [1]	TEG [2]	WTG [3]	Total
	(in thousands)
Date of Acquisition:	Jul 22, 2022	Mar 1, 2023	Jun 6, 2023		Jul 22, 2022	Mar 1, 2023	Jun 6, 2023
Revenues:
Fuel revenue	$19,564	$93,660	$648	$113,872	$37,327	$122,054	$648	$160,029
Other revenues, net	310	667	1	978	588	854	1	1,443
Total revenues	19,874	94,327	649	114,850	37,915	122,908	649	161,472
Operating expenses:
Fuel costs	18,912	92,267	622	111,801	36,064	119,779	622	156,465
Store operating expenses	488	850	17	1,355	937	1,094	17	2,048
Total operating expenses	19,400	93,117	639	113,156	37,001	120,873	639	158,513
Operating income	$474	$1,210	$10	$1,694	$914	$2,035	$10	$2,959
Fuel gallons sold	5,936	35,508	218	41,662	11,443	45,987	218	57,648

[1] Acquisition from Quarles Petroleum, Incorporated ("Quarles"); includes only the wholesale business acquired in the Quarles acquisition.

[2] Includes only the wholesale business acquired in the TEG acquisition.

[3] Includes only the wholesale business acquired in the WTG acquisition.

Wholesale fuel contribution (excluding intercompany charges by GPMP) decreased by approximately $2.5 million for the quarter.

Fuel contribution from fuel supply locations (excluding intercompany charges by GPMP) decreased by $1.5 million for the quarter, primarily due to decreased prompt pay discounts related to lower fuel costs and lower volumes at legacy wholesale sites, which was partially offset by the contribution from recent acquisitions.

Fuel contribution from consignment agent locations (excluding intercompany charges by GPMP) decreased approximately $1.0 million for the quarter, primarily due to lower rack-to-retail margins and decreased prompt pay discounts related to lower fuel costs, which was partially offset by the contribution from recent acquisitions.

Fleet Fueling

The fleet fueling segment reflects a commencement of operations of such segment on July 22, 2022.

	For the Three Months Ended June 30,	For the Six Months Ended June 30,
	2023	2023
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	32,417	63,433
Fuel gallons sold – third-party cardlock locations	2,036	3,646
Fuel margin, cents per gallon[1] – proprietary cardlock locations	43.9	44.2
Fuel margin, cents per gallon[1] – third-party cardlock locations	7.7	4.9

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed fee charged by GPMP to sites in the fleet fueling segment.

The table below shows financial information and certain key metrics of recent acquisitions in the Fleet Fueling Segment that do not have comparable information for the prior periods.

	For the Three Months Ended June 30, 2023			For the Six Months Ended June 30, 2023
	Quarles [1]	WTG [2]	Total	Quarles [1]	WTG [2]	Total
	(in thousands)
Date of Acquisition:	Jul 22, 2022	Jun 6, 2023		Jul 22, 2022	Jun 6, 2023
Revenues:
Fuel revenue	$115,986	$5,160	$121,146	$243,480	$5,160	$248,640
Other revenues, net	1,640	36	1,676	2,591	36	2,627
Total revenues	117,626	5,196	122,822	246,071	5,196	251,267
Operating expenses:
Fuel costs	104,063	4,372	108,435	219,294	4,372	223,666
Store operating expenses	4,915	128	5,043	9,705	128	9,833
Total operating expenses	108,978	4,500	113,478	228,999	4,500	233,499
Operating income	$8,648	$696	$9,344	$17,072	$696	$17,768
Fuel gallons sold	32,988	1,465	34,453	65,614	1,465	67,079

[1] Includes only the fleet fueling business acquired in the Quarles acquisition.

[2] Includes only the fleet fueling business acquired in the WTG acquisition.

The Company recognized strong cash flow from the fleet fueling segment during the quarter. Fuel profitability (excluding intercompany charges by GPMP) was approximately $14.4 million for the quarter.

Store Operating Expenses

For the second quarter of 2023, convenience store operating expenses increased $29.5 million, or 17.5% as compared to the prior year period, primarily due to $29.8 million of expenses related to recent acquisitions and an increase of $3.2 million in expenses at same stores, mainly driven by $4.2 million, or 6.5% as compared to the prior year period, of higher personnel costs. The increase in store operating expenses was partially offset by underperforming retail stores that the Company closed or converted to dealer locations.

Long-Term Growth Strategy Updates

Credit Line Increase and Renewal

On May 5, 2023, GPMP renewed and extended its revolving credit facility with a syndicate of banks led by Capital One, National Association. The credit line was increased to $800 million, and its maturity was extended to May 2028.

Extension of Oak Street Program Agreement

On May 2, 2023, the Company and affiliates of Oak Street, entered into a third amendment to the Program Agreement, which, among other things, extended the term of the Program Agreement and the exclusivity period thereunder through September 30, 2024, and provides for up to $1.5 billion of capacity under the Program Agreement from the date of such amendment through September 30, 2024, not including the funding for the WTG Acquisition.

Acquisitions

On June 6, 2023, the Company closed on its acquisition of the assets of WTG, which, at closing, operated 24 company-operated Uncle’s convenience stores across western Texas. As part of this acquisition, the Company also acquired WTG’s GASCARD-branded fleet fueling network, including 68 proprietary fleet fueling cardlock sites strategically located in large industrial areas in Western Texas and Southeastern New Mexico and 43 private cardlock sites. The WTG Acquisition included three land parcels and nine independent dealer locations.

Liquidity and Capital Expenditures

As of June 30, 2023, the Company’s total liquidity was approximately $822 million, consisting of cash and cash equivalents of approximately $220 million and approximately $602 million of availability under lines of credit. Outstanding debt was $824 million, resulting in net debt, excluding financing leases, of approximately $604 million. Capital expenditures were approximately $26.7 million for the quarter.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and financial position.

The Company’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock, to be paid on September 1, 2023, to stockholders of record as of August 15, 2023.

On May 16, 2023, the Company’s Board of Directors increased the Company’s previously authorized share repurchase program from $50 million to $100 million. During the quarter, the Company repurchased approximately 1.5 million shares of common stock under the repurchase program for approximately $11.2 million, or an average share price of $7.55. There is approximately $49 million remaining under the expanded share repurchase program as of June 30, 2023.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Retail Segment	2023	2022	2023	2022
Number of sites at beginning of period	1,531	1,396	1,404	1,406
Acquired sites	24	—	159	—
Newly opened or reopened sites	2	—	3	—
Company-controlled sites converted to
consignment or fuel supply locations, net	(6)	(1)	(11)	(7)
Closed, relocated or divested sites	(4)	(7)	(8)	(11)
Number of sites at end of period	1,547	1,388	1,547	1,388

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Wholesale Segment [1]	2023	2022	2023	2022
Number of sites at beginning of period [2]	1,841	1,625	1,674	1,628
Acquired sites [2]	9	—	190	—
Newly opened or reopened sites [3]	17	21	24	40
Consignment or fuel supply locations
converted from Company-controlled sites, net	6	1	11	7
Closed, relocated or divested sites	(49)	(27)	(75)	(55)
Number of sites at end of period	1,824	1,620	1,824	1,620

[1] Excludes bulk and spot purchasers.

2 As part of our review of the initial accounting for the TEG Acquisition, we have adjusted the number of acquired sites to exclude 11 spot purchasers acquired, consistent with our historical methodology. There was no impact on our previously reported gallons sold or financial results.

[3] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

For the Three and Six Months Ended June 30,
Fleet Fueling Segment	2023
Number of sites at beginning of period	183
Acquired sites	111
Closed, relocated or divested sites	(1)
Number of sites at end of period	293

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 10:00 a.m. Eastern Time on August 8, 2023. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman

ARKO Corp.

investors@gpminvestments.com

	Condensed consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Revenues:
Fuel revenue	$1,957,100	$2,085,854	$3,618,764	$3,669,380
Merchandise revenue	484,561	431,751	884,849	798,736
Other revenues, net	27,480	22,658	53,904	44,958
Total revenues	2,469,141	2,540,263	4,557,517	4,513,074
Operating expenses:
Fuel costs	1,801,103	1,955,019	3,338,985	3,425,668
Merchandise costs	329,903	300,387	607,226	559,180
Store operating expenses	218,002	178,077	410,685	344,615
General and administrative expenses	42,660	32,956	83,076	64,741
Depreciation and amortization	32,837	24,353	61,236	48,989
Total operating expenses	2,424,505	2,490,792	4,501,208	4,443,193
Other expenses, net	4,956	1,197	7,676	2,318
Operating income	39,680	48,274	48,633	67,563
Interest and other financial income	2,428	8,997	9,630	6,710
Interest and other financial expenses	(22,588)	(16,336)	(43,392)	(30,024)
Income before income taxes	19,520	40,935	14,871	44,249
Income tax expense	(5,014)	(9,157)	(2,856)	(10,162)
(Loss) income from equity investment	(27)	28	(63)	37
Net income	$14,479	$31,806	$11,952	$34,124
Less: Net income attributable to non-controlling interests	48	52	101	131
Net income attributable to ARKO Corp.	$14,431	$31,754	$11,851	$33,993
Series A redeemable preferred stock dividends	(1,434)	(1,434)	(2,852)	(2,852)
Net income attributable to common shareholders	$12,997	$30,320	$8,999	$31,141
Net income per share attributable to common shareholders - basic	$0.11	$0.25	$0.07	$0.25
Net income per share attributable to common shareholders - diluted	$0.11	$0.24	$0.07	$0.25
Weighted average shares outstanding:
Basic	119,893	121,529	120,073	122,909
Diluted	121,280	130,558	120,767	123,245

	Condensed consolidated balance sheets

	June 30, 2023	December 31, 2022
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$220,142	$298,529
Restricted cash	15,136	18,240
Short-term investments	3,319	2,400
Trade receivables, net	135,663	118,140
Inventory	256,116	221,951
Other current assets	101,435	87,873
Total current assets	731,811	747,133
Non-current assets:
Property and equipment, net	748,697	645,809
Right-of-use assets under operating leases	1,418,902	1,203,188
Right-of-use assets under financing leases, net	174,221	182,113
Goodwill	277,795	217,297
Intangible assets, net	219,598	197,123
Equity investment	2,861	2,924
Deferred tax asset	57,007	22,728
Other non-current assets	40,565	36,855
Total assets	$3,671,457	$3,255,170
Liabilities
Current liabilities:
Long-term debt, current portion	$13,369	$11,944
Accounts payable	233,459	217,370
Other current liabilities	166,056	154,097
Operating leases, current portion	63,811	57,563
Financing leases, current portion	4,916	5,457
Total current liabilities	481,611	446,431
Non-current liabilities:
Long-term debt, net	810,302	740,043
Asset retirement obligation	79,837	64,909
Operating leases	1,422,736	1,218,045
Financing leases	223,871	225,907
Other non-current liabilities	275,584	178,945
Total liabilities	3,293,941	2,874,280

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(53,804)	(40,042)
Additional paid-in capital	238,617	229,995
Accumulated other comprehensive income	9,119	9,119
Retained earnings	83,533	81,750
Total shareholders' equity	277,477	280,834
Non-controlling interest	39	56
Total equity	277,516	280,890
Total liabilities, redeemable preferred stock and equity	$3,671,457	$3,255,170

	Condensed consolidated statements of cash flows

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Cash flows from operating activities:
Net income	$14,479	$31,806	$11,952	$34,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,837	24,353	61,236	48,989
Deferred income taxes	(3,885)	5,248	(14,115)	2,671
Loss on disposal of assets and impairment charges	2,991	1,207	3,278	1,971
Foreign currency loss	24	191	58	228
Amortization of deferred financing costs and debt discount	621	628	1,213	1,262
Amortization of deferred income	(2,069)	(2,214)	(3,929)	(5,292)
Accretion of asset retirement obligation	627	420	1,118	829
Non-cash rent	3,760	1,791	6,558	3,737
Charges to allowance for credit losses	290	216	573	351
Loss (income) from equity investment	27	(28)	63	(37)
Share-based compensation	4,555	3,108	8,624	5,882
Fair value adjustment of financial assets and liabilities	(1,020)	(7,799)	(5,248)	(6,590)
Other operating activities, net	647	584	976	707
Changes in assets and liabilities:
Increase in trade receivables	(6,991)	(18,605)	(18,173)	(31,491)
Increase in inventory	(5,363)	(14,629)	(8,208)	(35,947)
(Increase) decrease in other assets	(14,510)	(10,608)	(10,965)	7,607
Increase in accounts payable	8,640	26,230	14,580	46,407
Decrease in other current liabilities	(7,524)	(6,763)	(7,651)	(11,324)
(Decrease) increase in asset retirement obligation	(21)	—	46	(34)
Increase in non-current liabilities	1,988	6,964	4,000	8,112
Net cash provided by operating activities	30,103	42,100	45,986	72,162
Cash flows from investing activities:
Purchase of property and equipment	(26,658)	(24,501)	(50,038)	(45,168)
Purchase of intangible assets	(35)	(125)	(35)	(125)
Proceeds from sale of property and equipment	88,049	328	296,485	7,261
Prepayment for business acquisition	—	—	—	(5,000)
Business acquisitions, net of cash	(143,294)	(107)	(481,636)	(6,853)
Decrease in investments, net	—	25,491	—	27,109
Repayment of loans to equity investment	—	174	—	174
Net cash (used in) provided by investing activities	(81,938)	1,260	(235,224)	(22,602)
Cash flows from financing activities:
Receipt of long-term debt, net	19,233	—	74,233	—
Repayment of debt	(4,919)	(2,936)	(10,511)	(6,093)
Principal payments on financing leases	(1,494)	(1,652)	(2,912)	(3,304)
Proceeds from sale-leaseback	28,793	—	80,397	—
Payment of Additional Consideration	—	(2,085)	—	(2,085)
Payment of Ares Put Option	(9,808)	—	(9,808)	—

Common stock repurchased	(11,253)	(26,954)	(13,563)	(40,038)
Dividends paid on common stock	(3,607)	(2,415)	(7,216)	(4,889)
Dividends paid on redeemable preferred stock	(1,434)	(1,434)	(2,852)	(2,852)
Distributions to non-controlling interests	—	(60)	—	(120)
Net cash provided by (used in) financing activities	15,511	(37,536)	107,768	(59,381)
Net (decrease) increase in cash and cash equivalents and restricted cash	(36,324)	5,824	(81,470)	(9,821)
Effect of exchange rate on cash and cash equivalents and restricted cash	—	(105)	(21)	(121)
Cash and cash equivalents and restricted cash, beginning of period	271,602	256,882	316,769	272,543
Cash and cash equivalents and restricted cash, end of period	$235,278	$262,601	$235,278	$262,601

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Net income	$14,479	$31,806	$11,952	$34,124
Interest and other financing expenses, net	20,160	7,339	33,762	23,314
Income tax expense	5,014	9,157	2,856	10,162
Depreciation and amortization	32,837	24,353	61,236	48,989
EBITDA	72,490	72,655	109,806	116,589
Non-cash rent expense (a)	3,760	1,791	6,558	3,737
Acquisition costs (b)	3,277	823	6,853	1,504
Loss on disposal of assets and impairment charges (c)	2,991	1,207	3,278	1,971
Share-based compensation expense (d)	4,555	3,108	8,624	5,882
Loss (income) from equity investment (e)	27	(28)	63	(37)
Adjustment to contingent consideration (f)	(922)	(526)	(1,624)	(526)
Other (g)	64	15	168	33
Adjusted EBITDA	$86,242	$79,045	$133,726	$129,153

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of the Board.

(e) Eliminates our share of loss (income) attributable to our unconsolidated equity investment.

(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 acquisition of Empire.

(g) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.